Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 10, 2018

Eloxx Pharmaceuticals, Inc.

950 Winter Street, 4th Floor North

Waltham, MA 02451

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by Eloxx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 2,473,255 shares of Common Stock, $0.01 par value, of the Company (the “2013 Plan Shares”) and (ii) 1,325,424 shares of Common Stock issuable under a new hire inducement stock option award granted by the Company to Robert E. Ward on December 26, 2017 (the “Inducement Shares,” together with the 2013 Plan Shares, the “Shares”). The 2013 Plan Shares are issuable under the Eloxx Pharmaceuticals Ltd. Share Ownership and Option Plan (2013) and U.S. Appendix (the “2013 Plan”) assumed by the Company in accordance with the terms of the Agreement, dated as of May 31, 2017 (the “Agreement”) by and among Sevion Therapeutics, Inc., a Delaware corporation (“Sevion”), Sevion Acquisition Co., Ltd., an Israeli company, which is a wholly owned subsidiary of Sevion, and Eloxx Pharmaceuticals Ltd., an Israeli company. The Inducement Shares are issuable pursuant to the terms of the Employment Agreement, dated as of December 26, 2017, between the Company and Mr. Ward (such employment agreement, together with the 2013 Plan, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP